UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: February 10, 2010
(Date of earliest event reported)
McAfee, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 10, 2010, McAfee, Inc. (“McAfee”), entered into the First Amendment to Credit Agreement by and among McAfee, McAfee Ireland Holdings Limited (the “Irish Borrower”), each of the Guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer (the “Amendment”). The Amendment amends that certain Credit Agreement, dated as of December 22, 2008, among McAfee, the Irish Borrower, the Guarantors party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer (as amended, the “Credit Agreement”).
     Pursuant to the Amendment, the aggregate commitments of the lenders for revolving loans were increased from $100.0 million to $450.0 million. The interest rate margins on loans made under the Credit Agreement were also increased from 2.50% to 3.00%, depending on McAfee’s consolidated leverage ratio. The Amendment also extended the maturity date of the Credit Agreement by one year to December 22, 2012.
     The foregoing description of the Amendment in this report is a summary only and is qualified in its entirety by the terms of the Amendment, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Mr. Pimentel
     On February 10, 2010, Albert “Rocky” Pimentel notified McAfee of his intention to retire later this year as McAfee’s Chief Operating Officer and Chief Financial Officer. McAfee has initiated an external search for a new chief financial officer and plans to complete this process later this year. Mr. Pimentel plans to remain in his current role during the transition period and the effective date of his retirement has not been determined.
Forward Looking Statements
     This Item 5.02 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including McAfee’s expectations regarding Mr. Pimentel continuing to serve McAfee until its search is complete and the transition to a new chief financial officer is accomplished as well as expectations regarding McAfee’s search for a new chief financial officer. These statements involve risks and uncertainties, including, but not limited to, the uncertainty associated with the time and cost of the process to hire a new chief financial officer and the risk that Mr. Pimentel may choose to retire in advance of McAfee hiring a new chief financial officer or in advance of completion of the desired transition. For a detailed discussion of other risks, please refer to McAfee’s Quarterly Report on Form 10-Q for the period ended September 30, 2009 and, from time to time, other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s web site (http://www.sec.gov). Stockholders of McAfee are cautioned not to place undue reliance on McAfee’s forward-looking statements, which speak only as of the date such statements are made. McAfee does not undertake any obligation to publicly update any forward-looking statement to reflect events, circumstances or new information after the date of this filing.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:
10.1	First Amendment to Credit Agreement, dated February 9, 2010, by and among McAfee, the Irish Borrower, each of the Guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAfee, Inc.
Date: February 17, 2010	By:	/s/ Mark D. Cochran
Mark D. Cochran
Executive Vice President and Chief Legal Officer/General Counsel